Exhibit 16

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Telecom Italia S.p.A.

(Name of Issuer)

Ordinary Shares, Lit. 1,000 par value

(Title of Class of Securities)

87927W10

(CUSIP Number)

Richard C. Morrissey

Sullivan & Cromwell

St. Olave’s House

9A Ironmonger Lane

London   EC2V 8EY

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications)

May 28, 1999

(Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [  ].

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act.

CUSIP NO. 87927W10

1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ing. C. Olivetti & C. S.p.A.
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [X]
(b) [ ]
3. SEC USE ONLY
4. SOURCE OF FUNDS BK, WC, OO, AF
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION ITALY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
8. SHARED VOTING POWER 2,739,178,932
9. SOLE DISPOSITIVE POWER
10. SHARED DISPOSITIVE POWER 2,739,178,932
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,739,178,932
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT OF ROW (11) 52.12%
14. TYPE OF REPORTING PERSON HC, CO

CUSIP NO. 87927W10

1. NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Tecnost S.p.A.
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [X]
(b) [ ]
3. SEC USE ONLY
4. SOURCE OF FUNDS BK, WC, OO, AF
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION ITALY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7. SOLE VOTING POWER
8. SHARED VOTING POWER 2,739,178,932
9. SOLE DISPOSITIVE POWER
10. SHARED DISPOSITIVE POWER 2,739,178,932
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,739,178,932
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT OF ROW (11) 52.12%
14. TYPE OF REPORTING PERSON HC, CO

Item 1.

Security and Issuer.

This Schedule on Statement 13D relates to the exchange offer (the “Offer”) for the ordinary shares,  par value Lit. 1,000 per share (the “Ordinary Shares”), of Telecom Italia S.p.A., a company incorporated under the laws of the Republic of Italy (the “Issuer” or “Telecom”).  The principal executive offices of the Issuer are located at Corso Italia 41, 00198 Rome, Italy.  On May 21, 1999, the Offer ended and 2,739,178,932 Ordinary Shares, representing 52.12% of the Issuer’s ordinary share capital, were tendered.  Pursuant to the terms of the Offer, transfer of ownership and all rights in the tendered Ordinary Shares (the “Tendered Shares”) occurred on May 28, 1999, subject to the approval of the shareholding in excess of 3% by the Ministry of the Treasury, Budget and Economic Planning (the “Treasury”) under Law No. 474/1994.  See “Item 5.  Interest in Securities of the Issuer”. On May 25, 1999, the Offerors informed Commissione Nazionale per le Societá e la Borsa, the Italian securities markets regulator (“CONSOB”), of their final decision to accept the transfer of the Tendered Shares.

The Offer was not made, directly or indirectly, in or by the use of the mails of, or by any means or instrumentality of interstate of foreign commerce of, or any facilities of any national securities exchange of, the United States of America.  The securities offered as part of the consideration for the Tendered Shares and described below were not registered and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption therefrom.

Item 2.

Identity and Background.

This statement is filed by Ing. C. Olivetti & C. S.p.A., a company incorporated under the laws of the Republic of Italy (“Olivetti”), on behalf of itself and its subsidiary Tecnost S.p.A., a company incorporated under the laws of the Republic of Italy (“Tecnost” and, together with Olivetti, the “Offerors”), pursuant to the agreement of joint filing by and between Olivetti and Tecnost, dated as of June 3, 1999 (the “Joint Filing Agreement”).  The Joint Filing Agreement is filed herewith as Exhibit 1 attached hereto and is incorporated herein by reference in its entirety.  Olivetti, together with its subsidiaries and affiliates (the “Olivetti Group”), is an industrial and financial concern that currently operates in two sectors worldwide: telecommunications and information technology.  Bell S.A., a company incorporated under the laws of Luxembourg, owns a 13.77% interest in Olivetti.  Olivetti’s principal business and principal office are located at Via Jervis, 77, 10015 Ivrea, Italy.  Tecnost, together with its subsidiaries and affiliates (the “Tecnost Group”), operates in the business of specialized computer systems dedicated to service automation.  Olivetti’s and Tecnost’s capital stock is listed on the electronic share market of Borsa Italiana S.p.A. (the “Electronic Share Market”).  The principal executive offices of both Olivetti and Tecnost are at Via Jervis 77, 10015 Ivrea, Turin, Italy.

The names of the directors and executive officers (the “Covered Persons”) of Olivetti and Tecnost, their business addresses and principal occupations are set forth in Exhibit 2 attached hereto, which is incorporated herein by reference in its entirety.  Unless otherwise indicated, the business address indicated for each Covered Person is also the address of the principal employer for such Covered Person.  Each of the Covered Persons is a citizen of the Republic of Italy, except for Mr. Cohen, who is a citizen of the United States of America, Messrs. Esser and Reimpell, who are citizens of the Federal Republic of Germany, Mr. Owen, who is a British subject, and Mr. Worms, who is a citizen of the Republic of France.

(a) - (c) Not applicable.

(d) and (e)

During the last five years, none of Olivetti, Tecnost or any of the Covered Persons (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws.

(f)

Not applicable.

Item 3.

Sources and Amount of Funds or Other Consideration.

The total consideration offered by the Offerors for each Tendered Share is Lit. 22,267.105 (Euro 11.50), consisting of:

(i)

Lit. 13,398.988 (Euro 6.92) in cash;

(ii)

Lit. 5,615.183 (Euro 2.90) in exchange notes (the “Exchange Notes”) in a ratio of one Exchange Note for every Tendered Share; and

(iii)

Lit. 3,252.934 (Euro 1.68) in exchange shares (the “Exchange Shares”) in a ratio of 3 Tecnost shares for every 5 Tendered Shares, with each Exchange Share being valued at Lit. 5,421.556 (Euro 2.8).  For every 500 Tendered Shares, the minimum lot to be tendered by each shareholder accepting the Offer, the consideration will consist of:

(a)

Lit. 6,699,494 (Euro 3,460) in cash;

(b)

500 Exchange Notes for a value of Lit. 2,807, 592 (Euro 1,450); and

(c)

300 Exchange Shares for a value of Lit. 1,626,467 (Euro 840).

With a level of acceptance of the Offer of 52.12%, the total consideration for the Offer is Lit. 60,994 billion (approximately Euro 31.501 billion), consisting of (i) Lit. 36,702 billion (approximately Euro 18.955 billion) in cash to be paid by Tecnost, (ii) Lit. 15,381 billion (approximately Euro 7.944 billion) in Exchange Notes and (iii) Lit. 8,911 billion (approximately Euro 4.602 billion) in Exchange Shares.

Cash Consideration

The sources of the Lit. 36,702 billion (Euro 18.955 billion) cash consideration to be paid by Tecnost consist of:

(i) Lit. 23,236 billion (Euro 12.0 billion) raised as follows:  (a) Lit. 5,034 billion (Euro 2.60 billion) from Tecnost’s capital increase, guaranteed by Olivetti through Olivetti’s capital increase, (b) Lit. 15,356 billion (Euro 7.93 billion) proceeds from the sale of Olivetti’s indirect interest in Omnitel Sistemi Radiocellulari Italiani S.p.A. and Infostrada S.p.A., operating in the mobile telephony business and fixed-line  telephony business, respectively, to Mannesmann A.G., a company incorporated under the laws of the Federal Republic of Germany (“Mannesmann”), and (c) Lit. 2,846 billion (Euro 1.47 billion) in existing funds;

(ii) Approximately Lit. 8,911 billion (approximately Euro 4.6 billion) through the exercise of the warrants by Olivetti to subscribe for Tecnost ordinary shares.  Olivetti will fund such exercise using the Credit Facilities described below;

(iii) Approximately Lit. 2,904 billion (approximately Euro 1.5 billion) to be raised through the issuance of Tecnost International’s floating rate notes (the “Notes”) in addition to, and having the same terms and conditions as, Tecnost International’s floating rate notes issued as Exchange Notes.  The Notes will be underwritten by a syndicate of international banks and issued together with the Exchange Notes; and

(iv) The Lit. 1,651 billion (approximately Euro 0.9 billion) drawn down on credit facilities (the “Credit Facilities”) resulting from the Euro 22.5 billion short-term senior credit agreement (the “Senior Credit Agreement”) among Olivetti, as the parent company, Olteco-Fin S.p.A., Olteco-Fin S.p.A. Netherlands Branch and Tecnost International N.V., as original borrowers, Chase Manhattan plc., Donaldson, Lufkin & Jenrette Funding, Inc., Lehman Commercial Paper Inc. and Mediobanca-Banca di Credito Finanziario S.p.A., as lead arrangers, and others (as set out in the Senior Credit Agreement), dated as of April 16, 1999, as amended.

The purpose of the Credit Facilities is to provide Olivetti and Tecnost with the funds necessary to pay the cash component of the Offer consideration.  The financing involves the participation of numerous national and international banks and financial institutions.  The credit arrangement provides for guarantees and pledges, principally from Olivetti and Tecnost, over the shares of certain companies of the Olivetti Group and the Tecnost Group (including the Tendered Shares) and over other assets, as well as other guarantees.  The financing will be provided through subsidiaries of the Olivetti Group so that Tecnost will have the use of the entire proceeds of the financing for the purpose of paying part of the consideration for the Offer.  As with similar transactions, the credit agreement contains covenants by Olivetti and Tecnost to attain and maintain at all times certain specified ratios relating to net worth and debt to equity levels and to maintain the gross operating margin in line with the industrial plan which supports the Offerors’ Offer.  In the event of failure to comply with such ratios, the financing banks will have the right to request the early repayment of the loan.  The initial term of the financing is twelve months from the drawdown date with the option for the borrowers to obtain replacement financing, including on a medium or long-term basis, upon the occurrence of certain specified events, set forth in the Senior Credit Agreement.  Upon the occurrence of a default by the borrowers (e.g., failure to pay the principal or interest, possible cross default, insolvency etc.), the loan becomes immediately due and payable, and the security shall be enforceable, at the same time; therefore, the mandatory repayment of the outstanding amounts of the loan may occur prior to the redemption of the Exchange Notes, which are not secured.  Drawdowns of the financing will occur in a manner and at such times as to allow the Offerors to perform their obligations in respect of the Offer on a timely basis.  The Senior Credit Agreement is filed herewith as Exhibit 3 attached hereto and is incorporated herein by reference in its entirety.

Exchange Notes

The Exchange Notes, issued by Tecnost International N.V., a wholly owned subsidiary of the Tecnost Group incorporated under the laws of the Netherlands (“Tecnost International”), will be guaranteed by Olivetti and Tecnost, and will be delivered to the shareholders of the Issuer (the “Telecom Shareholders”) in the ratio of one Exchange Note for every Tendered Share.  The Exchange Notes will be issued pursuant to the fiscal agency agreement (the “Fiscal Agency Agreement”) among Tecnost International, as the issuer, Tecnost and Olivetti, as the guarantors, Spafid S.p.A. (“Spafid”), as the fiscal agent, the Chase Manhattan Bank, as the principal paying agent and calculation agent, and Chase Manhattan Bank Luxembourg S.A., as the Luxembourg paying agent (the “Fiscal Agency Agreement”).  The form of the Fiscal Agency Agreement is filed herewith as Exhibit 4 attached hereto and is incorporated herein by reference in its entirety.   The Exchange Notes will mature in five years, with the right to early redemption at the option of Tecnost International: (i) not earlier than 36 months from the date of issue nor (ii) earlier than 18 months from the date of issue for tax purposes, and will carry a variable annual interest rate equivalent to the three month EURIBOR rate plus 185 basis points.

Exchange Shares

The Exchange Shares will be issued by Tecnost and will be delivered by Olivetti to Telecom Shareholders accepting the Offer in a ratio of three Exchange Shares for every five Tendered Shares.  The Exchange Shares will be made available pursuant to a Tecnost’s capital increase.  Irrevocable mandates were granted to Spafid, the appointed broker for co-ordinating the collection of acceptances, and subsequently delivering the Exchange Shares to the tendering Telecom Shareholders.

Item 4.

Purpose of Transaction

The statements contained in this Item 4 are made by the Offerors on the basis of publicly available information on the Issuer, current market conditions and telecommunications industry conditions.  The Offerors may decide to change their plans with respect to the Issuer due to newly acquired information thereon, changes in market conditions or changes in the conditions of the telecommunications industry.  The Offerors may choose to take any available course of action upon gaining control of the Issuer, which could involve one or more of the types of transactions, or have one or more of the results, described in subparagraphs (a) through (j) of this Item 4.  In this regard, the Offerors intend to continuously review their investment in the Issuer.  In reaching any conclusion as to their future course of action, the Offerors will take into consideration various factors in addition to those noted above, including, but not limited to, the Issuer’s business and financial condition and prospects, other developments concerning the Issuer and the Offerors, the effects of legal and regulatory requirements applicable to the Issuer and the Offerors, other business opportunities available to the Offerors, developments with respect to the business of the Offerors, general economic conditions and stock market conditions. Except as described in this Schedule 13D, the Offerors do not have any current plans or proposals which relate to or would result in any of the actions or events set forth in terms (a) through (j) of Item 4 of Schedule 13D promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(a) - (j)

The Offerors currently intend to exercise their rights as shareholders in the Issuer, and in that connection, may, from time to time, (i) have discussions with management and/or other shareholders of the Issuer concerning various operational and financial aspects of the Issuer’s business, (ii) make one or more proposals to the Issuer or other shareholders of the Issuer relating to joint ventures, mergers, business combinations or extraordinary transactions, (iii) depending on, among other things, changes in market conditions, changes in the conditions of the telecommunications industry in particular or the Offerors’ strategy, the trading prices for the Ordinary Shares of the Issuer and alternative investment opportunities, acquire additional securities of the Issuer or dispose of securities of the Issuer (in each case, either in the open market or in privately negotiated transactions), and (iv) solicit proxies.  Once the new board of directors and management for the Issuer are appointed (as described below), it will be for such board of directors and management to manage the Issuer’s business although the Offerors will maintain their rights as shareholders to decide on the matters set out in (i)-(iv) above.  The disclosure in this Item 4 represents the current plans of the Offerors.  The Offerors’ plans remain subject to change for the reasons described herein.  Further, direct ownership of the Tendered Shares may be transferred between the Offerors and to any other company controlled by Olivetti at any time.

The Offerors intend to continue to review their investment in the share capital of the Issuer on an ongoing basis and, based on such review, may determine to increase or decrease such investment through any available means.  The Offerors may, at any time, take such actions as they deem appropriate in furtherance of any such determination, including, but not limited to, open market purchases or sales of Ordinary Shares or savings shares (the “Savings Shares”) of the Issuer, negotiating and entering into agreements with other significant shareholders of the Issuer with respect to the ownership, holding, voting, acquisition or disposition of Ordinary Shares or Savings Shares of the Issuer, the purchase of additional Ordinary Shares or the sale thereof, making a proposal to the Issuer with respect to the disposition of all or a portion of the Offeror’s interest in the share capital of the Issuer or acquisition of the entire equity interest in the Issuer by merger or otherwise and/or making an offer to purchase all or a portion of the outstanding share capital of the Issuer.  Any acquisition by the Offerors of all or substantially all of the share capital of the Issuer may result in the deregistration of the Ordinary Shares and the related American Depositary Shares evidenced by American Depositary Receipts pursuant to Section 12 of the Exchange Act and delisting of the Issuer’s securities from The New York Stock Exchange.

The Offer was subject to a variety of conditions that have been satisfied or waived resulting in a level of acceptance of the Offer at 52.12% of the issued Ordinary Shares of the Issuer.  However, the transfer of title to the Tendered Shares is subject to cancellation if, with respect to all of the Tendered Shares in the Offer, the registration of the Offerors in the Issuer’s shareholder register is not obtained, unconditionally and without qualification, on or before June 22, 1999 (the “Condition Subsequent”).

For the purpose of obtaining such registration, the Offerors have granted an irrevocable mandate to Spafid to present to the Issuer, in the person of the Chairman of the Board of Directors, the registration request on the first trading day following the Transfer Date.  If the registration in the Issuer’s shareholder register fails to take place in the manner and before expiration of the period referred to above, the Offerors reserve the unconditional right to waive the Condition Subsequent on or before June 22, 1999.  The Offerors’ decision will be communicated to the market by notice to be published in certain newspapers.  The Offerors may waive this Condition Subsequent only with the consent of certain of its lenders.

Pursuant to the foregoing Condition Subsequent, the terms of waiver thereof and the settlement timetable for the payment of the Tendered Shares, such Tendered Shares will  remain restricted for the purposes of the Offer and, therefore, neither the Offerors nor the tendering shareholders may dispose of the Tendered Shares or exercise the voting rights pertaining thereto until not later than June 30, 1999.

Offer Background and Offerors’ Future Plans

General

The Offerors believe that the acquisition of the Issuer represented a unique opportunity to ensure the development of the fixed and mobile telephony activities of the Issuer’s Italian and European operations as well as to enhance the value of the other activities of the Olivetti Group.

The Olivetti Group believes that it can apply its skills, know-how and expertise to progressively enhance the value of the technological and human resources of the Issuer.  In response to increasing competitive pressure as a result of the liberalization of the telecommunications market, the Olivetti Group has developed a medium term plan focused on significantly improving the efficiency and productivity of the Issuer’s telecommunications and other activities.  The Offerors believe that they have identified a number of key areas of improvement in the operations of the Issuer, particularly in the fixed telephony sector.  Based only on publicly available information, the Offerors have developed a strategic plan, which is subject to change, described below.

This strategic plan comprehensively sets out the proposals of the Offerors relative to the Issuer.  The following is a summary of the strategic plan’s objectives which the Offerors propose to fulfill:

(i)

refocusing the operations and structural organization of the Issuer and its subsidiaries to better serve the needs of its customers;

(ii)

re-aligning and, where necessary, introducing new management systems to better deliver customer services;

(iii)

pursuing industrial and partnership strategies geared toward maximizing the value of the Issuer’s investments in telecommunications services as well as in manufacturing, installation and IT services; and

(iv)

stimulating the development of the telecommunications market through the introduction of new value-added services.

The Offeror’s plan takes into account all of the obligations of the Issuer and Telecom Italia Mobile, a company incorporated under the laws of the Republic of Italy, which is the Issuer’s subsidiary operating in the mobile telephony business (“TIM”), in their roles as the dominant operators in their respective markets under the current regulatory framework.  The Offerors will strictly comply with these obligations, in particular those that pertain to the permanence, continuity and quality of services.

The complexity of the Issuer’s group (the “Telecom Group”) requires a description of management’s plans for each of the different businesses thereof.

Fixed telephony

The plan for the fixed telephony sector currently contemplates:

(i)

focusing technological investments on new value-added services (a portion of which is expected to focus on the broadband access network);

(ii)

the creation of a commercial structure encompassing three business areas: residential customers, small and medium sized companies, and large customers;

(iii)

for the “consumer” market, efforts aimed at stimulating demand and market development in targeted high-growth sectors (data, Internet, etc.) by for example lowering the access cost and subscription rates, introducing flexible tariffs, and streamlining customer relations;

(iv)

for the “business” market, the development of integrated commercial offerings (voice/data - fixed/mobile) and the strengthening of distribution channels dedicated to small and medium sized companies;

(v)

anticipating market trends by implementing a drastic reduction of tariffs, a drastic reduction of Internet access costs and the introduction of innovative commercial packages;

(vi)

an increased concentration of the technical and marketing resources within Italy and the consequent reduction and re-focusing of overheads;

(vii)

reorganization of the planning, development, and operation of the network into an integrated organization in order to overcome current duplication and inefficiencies;

(viii)

an intense review of procurement procedures aimed at increasing efficiency; and

(ix)

retraining of personnel to achieve greater customer orientation.

Mobile telephony

The Offerors currently intend to preserve the independence of TIM, which has been the basis of its success, and do not intend to sell the Issuer’s current shareholding in TIM ordinary shares below 51%.  In this regard, specific actions have been identified that would enable TIM to enhance its leadership position in mobile telephony.  However, the Offerors may in the future reconsider their plans with respect to TIM based on, among other things, changes in market conditions, changes in the conditions of the telecommunications industry in particular or changes in the Offerors’ strategy.

The particular areas of action include:

(i)

development of product offerings through the introduction of data services for specific customer segments that use mobile telephony technology and for which it will be necessary to set up strategic partnerships with suppliers of technology and content providers;

(ii)

enhancement of management processes and development of the customer base by redefining levels of responsibility, streamlining procedures for handling customer relations, making information support systems available, and defining superior service targets;

(iii)

enhancement of existing distribution channels by maximizing the potential of call centers, enlarging the service portfolios proposed by the dealer chain with integrated fixed/mobile/Internet offerings and developing alternative distribution channels and new commercial partnerships; and

(iv)

creating a strategy for the European market to develop a pan-European product offering through selected alliances with other cellular operators.

Fixed mobile integration

As discussed above, although the Offerors currently are not directly contemplating the merger of the Issuer and TIM, the Offerors have clear guidelines which will provide for an integration of the services offered by the Issuer and TIM in order to maximize customer satisfaction (in full compliance with the standards and the directives of the regulatory authorities in this business sector).  For example, the Offerors currently envisage the introduction of flexible tariff plans for an integrated fixed-mobile service in order to exploit the synergies in distribution channels and the customer care function for specific customer segments.  However, the Offerors may not introduce any such flexible tariff plans depending on a number of factors, including changes in market conditions, changes in the conditions of the telecommunications industry in particular and changes in the Offerors’ strategy.

International telecommunications activities

With respect to the Issuer’s international telecommunications activities, the Offerors currently intend to concentrate investments and management expertise on those telecommunications businesses that offer the highest growth potential and profitability.

In order to maximize the value of the Issuer’s international assets, the Offerors currently intend to pursue stable alliances with high profile strategic partners.  In the short term, the necessary restructuring may be accomplished through the transfer to TIM of full control of Stet Mobile Holding (“SMH”) and through a gradual divestment by the Issuer of other non-strategic, minority international holdings.

Manufacturing, installation and information technology activities

Regarding the manufacturing, installation and information technology business of the Telecom Group, the Offerors currently believe that the Issuer cannot pursue divestitures without committing to unsustainable contractual obligations in the medium-to long-term relating to the supply of products and services to companies within the Telecom Group that currently represent the major source of revenue for such businesses.  However, the Offerors may consider in the future a full or partial sale of any of the foregoing assets as a result of a number of factors, including changes in sources of revenue for the Telecom Group, changes in market conditions, changes in the conditions of the telecommunications industry in particular or changes in the Offerors’ strategy.

In order to achieve profit margins in line with European competitors in non-captive markets, the Offerors currently intend:

(i)

for Finsiel, the Issuers’ principal subsidiary operating in the IT software and services business, to identify technological and commercial synergies with other information technology activities of either the Olivetti Group or third parties and to carry out significant cost reductions;

(ii)

for Italtel, the Issuer’s joint-venture with Siemens A.G. operating in the telecommunication equipment business, to enhance existing areas of technological excellence and develop high value-added technologies with strong growth potential while also proceeding with the restructuring of production operations;

(iii)

for Sirti, the Issuer’s subsidiary operating in the installation business, to further develop areas of high technology content (such as network planning and network management systems) particularly for broadband data access networks; and

(iv)

to restructure  the Italian operations to be able to fully exploit the market potential and to develop the Olivetti Group’s activities in the international markets which present the greatest growth prospects.

Other activities

In the last few years, the Telecom Group has made investments in businesses not connected with the core telecommunications business.  Currently, their contribution to the core business and the prospects for future growth have not been made public by the Issuer.  Therefore, the Offerors currently are not in a position to define a strategy for the development or divestiture of these activities for the purposes of the Offer.  However, the Offerors may consider pursuing in the future a full or partial sale of these investments based on, among other things, changes in market conditions, changes in conditions of the telecommunications industry in particular or changes in the Offerors’ strategy.

The Offerors currently intend to divest the shares held directly or indirectly by the Issuer in auxiliary companies, and it is possible that non-strategic areas of businesses can be identified within the manufacturing, installation and IT division for restructuring and potential divestiture.  However, no assurances can be given that any such restructuring or divestiture will be achieved.

Real estate

Regarding the Issuer’s real estate portfolio, the Offerors currently intend, over time and depending on market conditions, to dispose of those assets - which may also involve outsourcing activities - which are not instrumental to Telecom’s core businesses, thereby maximizing the rationalization of facilities.

Planned re-structuring and re-organization

There is no restructuring currently planned for the main companies controlled by the Issuer other than those plans outlined above.

Although not required to do so, the Offerors may choose to pursue a variety of potential transactions that might be appropriate in a rapidly evolving market, including a possible merger of the Issuer and Tecnost, by the end of 2000.  No assurances can be given that such a merger will occur by the end of 2000 or at all.

Expected changes to the Board of Directors and the Management

On May 25, 1999, a majority of the members of the board of directors of the Issuer announced their resignation.  Therefore, under Italian law and the by-laws of the Issuer, the entire board of directors is deemed to have resigned and a new board of directors shall be elected at the next meeting of the shareholders of the Issuer, to be held on June 28, 1999.  At that meeting, the Offerors will appoint a majority of the members of the new board of directors.  Mr. Roberto Colaninno, who is currently Managing Director of Olivetti and Chairman of Tecnost, will be appointed Managing Director of the board of directors of the Issuer.

Once in control of the Issuer, the Offerors will review the management of the Issuer carefully and may make the changes to such management which the Offerors believe are necessary to implement fully their strategy for the Issuer.

Without prejudice to the above and to all other legal obligations, and given the presence on the board of directors of representatives of the Treasury (in accordance with the provisions of Law 474/94 and in its continued status as a shareholder) the Offerors would like the board of directors to include representatives of the Treasury, institutional investors, small shareholders and employees.

Furthermore, the Offerors currently intend to set up operating committees responsible for guiding and monitoring certain functional areas of activity (such as an audit committee, compensation and remuneration committees, etc), and to ensure the maximum transparency of the activities carried out both by the board of directors and by the operating committees.  It is also possible that high-level managers, currently employed by third parties, may be appointed.  Finally, the Offerors are currently contemplating introducing (or redefining, if already present) performance relating stock option plans for the directors of various companies within the Telecom Group.

Dividend Policy

The Offerors currently do not intend to change the Issuer’s dividend policy but any change in dividend policy will be a matter for the board of directors of the Issuer which is expected to be influenced by the financial and other results of the Issuer,  market conditions, alternative investment possibilities, dividend policy of comparable companies and other matters as the board of directors considers appropriate.

No changes in the Issuer’s by-laws are currently planned by the Offerors.

Matters relating to the Issuer’s Savings Shares

The Offerors currently intend to undertake to convene an extraordinary shareholders meeting of the Issuer’s shareholders after completion of the Offer, and to propose a buy-back program over time for the maximum number of Savings Shares permitted by law and for a price per Savings Share equal to the lower of their then market price or Euro10.00 per Saving Share,  subject to market conditions.

If approved, the buy-back program on the Issuer’s Savings Shares could be funded through bank financing, which the Offerors believe should be available.

Item 5.

Interest in Securities of the Issuer.

(a) - (b) and (d)

Based on the Issuer’s most recent Annual Report on Form 20-F filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1997, the Issuer’s then issued and outstanding Ordinary Shares were 5,255,131,631.  As of the date of this Schedule 13D, each of the Offerors is the beneficial owner of 2,739,178,932 Ordinary Shares, constituting 52.12% of the Issuer’s ordinary share capital.

On May 28, 1999, the Transfer Date, the Tendered Shares were transferred to one or more share accounts in the name of the Offerors with Spafid, and held there until June 30, 1999 (the “Payment Date”).  During the period between the acceptance of the Offer and the Transfer Date, ownership of the Tendered Shares was not transferred to the Offerors and all the rights relating thereto remained with the tendering shareholders, except that they were not entitled to receive dividends based on the Issuer’s 1998 profit.  On the Transfer Date, all the rights attached to the Tendered Shares, including that of being registered in the Issuer’s shareholder register, were transferred to the Offerors, who have been entitled to exercise the foregoing rights since the Transfer Date, subject to the occurrence of the Condition Subsequent.  Upon the occurrence of the Condition Subsequent, the Tendered Shares will have to be returned to the tendering shareholders and on the date the Tendered Shares are so returned the original holders reacquire all the rights attached to the Tendered Shares.  Starting from the Transfer Date and until the date of registration of the Offerors in the Issuer’s shareholder register, the Offerors are not able to exercise voting rights attached to the Tendered Shares pursuant to Article 5 of the Issuer’s by-laws.  However, the Offerors are entitled to the ownership rights vested in the Tendered Shares, provided that until the Payment Date the Offerors will not receive any sums distributed by the Issuer.

(c)

On May 22, 1999, the board of directors of each of the Offerors, as part of the Offer and pursuant to the successful end thereof on May 21, 1999 (with the level of acceptance amounting to 52.12% of the Issuer’s ordinary share capital), waived the condition precedent with respect to the level of acceptance.  On May 25, 1999, the Offerors informed CONSOB of their final decision to accept the transfer of the Tendered Shares. Other than pursuant to the Offer and except as described below, the Offerors and, to the best knowledge of the Offerors, the persons listed in Exhibit 2 hereto, have not effected any transactions in the Ordinary Shares directly or indirectly during the 60 days prior to May 28, 1999, except as set forth below.

In the period between February 15, 1999, and February 18, 1999, Olivetti, through Olivetti International S.A. (“Olivetti International”), bought on the market 43,990,000 Ordinary Shares equal to 0.837% of the Issuer’s ordinary share capital made up of Ordinary Shares.  These Ordinary Shares were purchased at an average price of Lit. 16,782 (equivalent to Euro 8.667) per share.  On March 29, 1999, Olivetti, again through Olivetti International, sold on the market 24,404,500 Ordinary Shares equal to 0.464% of the Issuer’s ordinary share capital.  Such Ordinary Shares were sold at an average price of Euro 9.733 (equivalent to Lit. 18,846) per share.  The residual Ordinary Shares owned by Olivetti International were tendered in acceptance of the Offer on May 21, 1999.

Mr. Peter Cohen, a director of Olivetti, is also a managing partner of Ramius Capital Group, LL.C., an investment advisory and investment banking firm (“Ramius Capital”).  Ramius Capital owned 50,000 Ordinary Shares in its arbitrage account: 15,000 Ordinary Shares were purchased on May 12, 1999, and 35,000 Ordinary Shares were purchased on May 13, 1999.  The foregoing Ordinary Shares were subsequently tendered pursuant to the Offer.   Ms. Giovanna Vellano, the wife of Mr. Bruno Lamborghini, a director of Olivetti, owned 6,944 Ordinary Shares which were tendered pursuant to the Offer.  Emilio Gnutti, a director of Olivetti, owned 1,100 Ordinary Shares which were tendered pursuant to the Offer between May 17, 1999, and May 21, 1999.  Piera Rossiello, a director of both Olivetti and Tecnost, owned 5,500 Ordinary Shares which were tendered pursuant to the Offer.  On March 18, 1999, Dario Trevisan, a director of Olivetti, purchased 500 Ordinary Shares, the minimum lot available on the market, for the purposes of participating in the Issuer’s meetings of the shareholders; such Ordinary Shares were subsequently tendered pursuant to the Offer on May 18, 1999.  Corrado Ariaudo, a director of Tecnost, owned  5,000 Ordinary Shares which were tendered pursuant to the Offer.

(e)

Not applicable.

Item 6.

Contracts, Arrangements, Understandings or Relationships With

respect to Securities of the Issuer.

Other than the Offer and the transactions contemplated thereby described in the response to Items 3 and 4 above (which response is incorporated therein by reference),  the Offerors have no contracts, arrangements, understandings, or relationships (legal or otherwise) with any person with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses, or the giving or withholding of proxies.

Item 7.

Material to be filed as Exhibits.

Exhibit 1.

Agreement of Joint Filing by and between Olivetti S.p.A. and Tecnost S.p.A., dated as of June 4, 1999.

Exhibit 2.

List of Directors and Executive Officers of Olivetti S.p.A. and Tecnost S.p.A.

Exhibit 3.

Euro 22.5 billion Short-Term Senior Loan Agreement among Olivetti S.p.A., as the parent company, Olteco-Fin S.p.A., Olteco-Fin S.p.A. Netherlands Branch and Tecnost International N.V., as original borrowers, Chase Manhattan plc., Donaldson, Lufkin & Jenrette Funding, Inc., Lehman Commercial Paper Inc. and Mediobanca-Banca di Credito Finanziario S.p.A., as lead arrangers, and others (as defined therein), dated as of April 16, 1999, as amended.

Exhibit 4.

Form of Fiscal Agency Agreement, concerning the up to Euro 18,605,881,729.4 Guaranteed Floating Rate Notes due 2004, among Tecnost International N.V., as the Issuer, Tecnost S.p.A. and Olivetti S.p.A., as the Guarantors, Societá Per Amministrazioni Fiduciarie S.p.A., as the Fiscal Agent, The Chase Manhattan Bank, as the Principal Paying Agent and as the Calculation Agent and Chase Manhattan Bank Luxembourg S.A., as the Luxembourg Paying Agent.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:

June 4, 1999

OLIVETTI S.P.A.

By:  /s/ Roberto Colaninno

Roberto Colaninno

Managing Director

TECNOST S.P.A.

By:  /s/ Roberto Colaninno

Roberto Colaninno

Chairman and Chief Executive Officer